Exhibit 4.5

TERMINATION AGREEMENT

            This Termination Agreement (“Agreement”) by and among Western National Marketing, LLC, a Nevada limited liability company (“Western”), SI Diamond Technology, Inc., a Texas corporation (“SID”), and Electronic Billboard Technology, Inc., a Delaware corporation (“EBT”) is executed to be effective as of July 1, 2002.

W I T N E S S E T H:

            WHEREAS, Western, SID and EBT (collectively “Parties”) have heretofore entered into various agreements relating to the marketing by Western of certain products and services of EBT (“Agreements”);

            WHEREAS, the Parties have mutually agreed to terminate all of the Agreements and the obligations of the respective Parties under and incident to the Agreements; and,

            WHEREAS, the Parties are entering into this Agreement for the purpose of setting forth the terms and conditions of the termination of the Agreements.

            NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which the Parties jointly and severally acknowledge and confess, the Parties hereby covenant and agree as follows:

1.

            Under the Agreements, the only unperformed obligation of any of the Parties is the required issuance by SID to, or for the account of, Western of seventy-five thousand (75,000) shares of the $.001 par value common capital stock of SID (“Shares”).

2.

            Subject only to the issuance of the Shares to Western by SID as hereinafter provided, the Parties do hereby terminate the Agreements and all obligations of each of the Parties to the other Parties under and incident to the Agreements.

3.

            Concurrently with execution of this Agreement, SID shall, at the request of Western, issue the Shares for the account of Western, and in full satisfaction of all obligations of SID with respect to the Shares, as follows:

Recipient:	Shares:
Denton Holdings Nevada, Inc.	18,332
Hurst Marketing Group, Inc.	18,334
Catalogcollections.com, inc.	18,334
To Serve Man, Inc.	20,000

            IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as hereinabove provided.

                                                                        SID

                                                                        SI Diamond Technology, Inc.,
                                                                            a Texas corporation

                                                                        By:  /s/ Marc W. Eller
                                                                                     Marc W. Eller, CEO

                                                                        EBT

                                                                        Electronic Billboard Technology, Inc.,
                                                                            a Delaware corporation

                                                                        By:   /s/ Marc W. Eller
                                                                                     Marc W. Eller, CEO

                                                                        WESTERN

                                                                        Western National Marketing, LLC,
                                                                            a Nevada limited liability company

                                                                        By:  /s/ Michael G. Denton, Jr.
                                                                                     Michael G. Denton, Jr., Manager